Exhibit 99.1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the persons named below hereby agree to the joint filing on behalf of each of them of a statement on Amendment No. 1 to the Schedule 13D (including any amendments thereto) with respect to the shares to the limited partner units of Chad Therapeutics, Inc. beneficially owned by each of them and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 13th day of June, 2002.

BOND PURCHASE, L.L.C., a Missouri limited liability company


    By: /s/ David L. Johnson
            David L. Johnson
            Member


        /s/   David L. Johnson
              David L. Johnson


        /s/   Sandra L. Castetter
              Sandra L. Castetter